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Metals
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     Base Metals                Filed
     Exchange Traded      pursuant to
     Notes                  Rule  433
                         Registration
                            Statement
                           333-162195
                                Dated
                            September
                             29, 2009

     Description

The PowerShares DB Base Metals Double Long Exchange Traded Note (Symbol: BDD),
PowerShares DB Base Metals Long Exchange Traded Note (Symbol: BDG), PowerShares
DB Base Metals Short Exchange Traded Note (Symbol: BOS) and PowerShares DB Base
Metals Double Short Exchange Traded Note (Symbol: BOM) (collectively, the
"PowerShares DB Base Metals ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals.

All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index - Optimum Yield Industrial
Metals(TM) (the "Index"), which is designed to reflect the performance of certian futures contracts on aluminum, copper and zinc plus the returns from investing in 3 month United States Treasury Bills.

Investors can buy and sell PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
Investors may redeem PowerShares DB Base Metals ETNs in blocks of no less than
200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

PowerShares DB Base Metals ETN &

Index Data

Ticker symbols

Base  Metals  Double Long  BDD

Base  Metals  Long         BDG

Base  Metals  Short        BOS

Base  Metals  Double Short BOM

Intraday indicative value symbols

Base  Metals  Double Long  BDDIV

Base  Metals  Long         BDGIV

Base  Metals  Short        BOSIV

Base  Metals  Double Short BOMIV

CUSIP symbols

Base  Metals  Double Long  25154K841

Base  Metals  Long         25154K825

Base  Metals  Short        25154K833

Base  Metals  Double Short 25154K858

Details

ETN price  at listing      $25.00

Inception  date   6/16/08

Maturity date     6/01/38

Yearly investor fee        0.75%

Listing exchange NYSE      NYSE  Arca

Issuer

Deutsche Bank AG, London

Branch

Long-term Unsecured

Obligations

Risks(2)

  Non-principal protected Leveraged losses Subject to an investor fee Limitations on repurchase
[GRAPHIC OMITTED][GRAPHIC OMITTED][GRAPHIC OMITTED][GRAPHIC OMITTED]
  Concentrated exposure to Base Metals
[GRAPHIC OMITTED]
  Acceleration  risk
[GRAPHIC OMITTED]
Benefits

  Leveraged and short notes Relatively Low Cost Intraday access
[GRAPHIC OMITTED][GRAPHIC OMITTED][GRAPHIC OMITTED]Listed
[GRAPHIC OMITTED][GRAPHIC OMITTED]
  Transparent

Tax Treatment(3) [GRAPHIC OMITTED] (1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Base Metals ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index -
Optimum Yield Industrial Metals(TM) is July 12, 2006. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity
Index -- Optimum Yield Industrial Metals Excess Return(TM) (the "Base Metals
Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill
Index"), resetting monthly as per the formula applied to the PowerShares DB
Base Metals ETNs, less the investor fee. The Base Metals Index is intended to reflect changes in the market value of certain futures contracts on aluminum, copper and zinc. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged and you cannot invest directly in an index.

PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS.

(2)The PowerShares DB Base Metals ETNs are senior unsecured obligations of
Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB Base
Metals ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay.
The PowerShares DB Base Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the
PowerShares DB Base Metals ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Base Metals ETNs is not
equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Base Metals ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Base Metals ETNs is zero, your Investment will expire worthless.

The PowerShares DB Base Metals Double Long ETN and PowerShares DB Base Metals
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Base Metals ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Base Metals ETNs that you may redeem directly with Deutsche Bank
AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Base Metals ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Base Metals ETNs are concentrated in aluminum, copper and zinc futures contracts. The market value of the PowerShares DB Base Metals ETNs may be influenced by many unpredictable factors, including, among other things, volatile base metal prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares
DB Base Metals ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. For a description of the main risks, see "Risk

Factors " in  the applicable pricing supplement.

Not FDIC Insured -- No Bank G uarantee -- May Lose Value

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

 Data Source: ww w.nyse.com (Data del ayed 20 min utes)
[GRAPHIC OMITTED]*                                            Indicative  intra-day and Index closing

**       Indicative  intra-day value  of  the  BDG

***      Last end  of d ay BDG  RP

Contact Information

Any questions please call

1-877-369 -4617

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 1 -877 -369 -4617, or you may request a copy from any dealer participating in this offering.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the PowerShares DB
ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

Copyr ight  (C) Deutsche  Bank  A.G.  Imprint | Legal  Resources

http://dbfunds.db.com/dev/notes/BaseMetals/index.aspx                                                          9/29/2009